Exhibit 5.1

May 22, 2026

EagleRock Land, LLC

9655 Katy Freeway, Suite 375

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as counsel for EagleRock Land, LLC, a Texas Limited Liability Company (“EagleRock”), in connection with EagleRock’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of up to an aggregate of 13,012,499 shares of EagleRock’s Class A shares (the “Shares”), pursuant to EagleRock’s registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on May 22, 2026, which Shares may be issued from time to time in accordance with the terms of the EagleRock Land, LLC Long Term Incentive Plan (as amended from time to time, the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of EagleRock and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of EagleRock, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of EagleRock.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by EagleRock in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, that govern the awards to which any Shares relate, the Shares will be validly issued, fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law Austin Brussels Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, Texas 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

EagleRock Land, LLC May 22, 2026 Page 2

This opinion is limited in all respects to the Texas Business Organizations Code. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.